Exhibit (a)(5)(i)


For immediate release
Monday 26th June, 2000


On Friday, 23 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c, purchased through its agent Goldman Sachs International 873,840 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.